FNBH BANCORP, INC.

FOR IMMEDIATE RELEASE	NEWS RELEASE

Date Submitted: January 20, 2006 NASDAQ Symbol: FNHM	Contact:	Janice B. Trouba Senior Vice President and Chief Financial Officer (517)545-2213

FNBH Bancorp, Inc. Announces
Year End 2005 Results

Management of FNBH Bancorp, Inc., holding company of First National Bank in Howell, announced the results for the year ended December 31, 2005. Net income was $6,507,000, a $216,000 (3.4%) increase from last year’s earnings of $6,291,000. Basic and diluted net income per share was $2.03, an increase of $.05 (2.5%) over last year’s basic and an increase of $.06 (3.0%) over last year’s diluted. Return on assets declined to 1.39% compared to 1.41% last year and return on equity decreased to 13.63% compared to 14.51% last year.

Overall, for the year ended December 31, 2005 compared to the same period for 2004, net interest income increased by $2,875,000 (14.8%). Net interest margin was 5.07% in 2005 compared to 4.71% in 2004. The increase in net interest income was primarily due to growth in average earning assets of $25.9 million with higher yields on interest earning assets due to the 200 basis points of prime rate increases which occurred in 2005. This was partially offset by higher average interest bearing liabilities which also had rate increases in 2005.

The increase in net income was lowered by a provision for loan losses of $3,037,000 for the year ended December 31, 2005 compared to a provision of $1,190,000 for the same period in 2004. At December 31, 2005 non performing loans totaled $5,625,000 compared to $1,434,000 at December 31, 2004. Net chargeoffs for 2005 were $1,992,000 compared to $748,000 for the same period in 2004. Impaired loans at December 31, 2005 were $10.2 million compared to $5.9 million at December 31, 2004. Increases in the non performing loans, net chargeoffs and the need for increased specific reserves all contributed to the increase in the loan loss provision in 2005.

The above mentioned net income increased in spite of a non recurring gain of $299,000 in 2004 which had the effect of reducing 2005 noninterest income by $290,000 (7.1%). Noninterest expense increased $366,000 (2.8%) due to higher loan and collection costs, higher legal fees primarily relating to loan collection efforts, and increased computer service fees.

At December 31, 2005 assets totaled $477 million, an increase of 4.4% from December 31, 2004. Loans increased to $373 million, a 4.3% increase over the previous year, primarily in commercial loans. Deposits increased to $422 million, a 5.7% increase over the previous year. The Company continues to maintain a strong capital position of $49 million at December 31, 2005, an increase of 8.2% from December 31, 2004.

FNBH Bancorp, Inc., the parent company of First National Bank, a financial services company headquartered in Howell, Michigan, is a full service bank offering commercial and retail banking services, and investment management. First National Bank, with assets over $475 million and nine offices, has served Livingston County for over 100 years. As part of a long standing commitment to the communities we serve, the Company contributed $180,000 in 2005 to various charitable organizations. The Company’s stock is traded on the NASDAQ Bulletin Board (FNHM) and can be purchased by calling Howe Barnes Investments Inc., at 800.800.4693, Monroe Securities Inc., at 312.327.2535, or Stifel, Nicolaus & Co., Inc. at 800.676.0477.

FNBH BANCORP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2005 and 2004

Assets	2005	2004

Cash and due from banks	$19,281,982	$12,157,948
Short term investments	4,819,709	5,680,395

Total cash and cash equivalents	24,101,691	17,838,343

Certificates of deposit	7,166,000	6,091,000
Investment securities held to maturity	16,425,674	16,009,337
Investment securities available for sale, at fair value	32,388,356	30,775,695
Mortgage-backed securities available for sale, at fair value	12,405,476	16,432,188
FHLBI and FRB stock, at cost	1,153,550	1,130,650

Total investment securities	62,373,056	64,347,870

Loans:
Commercial	305,387,518	286,940,773
Consumer	36,161,235	36,077,528
Real estate mortgage	31,306,493	34,358,613

Total loans	372,855,246	357,376,914
Less allowance for loan losses	(6,991,125)	(6,092,949)

Net loans	365,864,121	351,283,965

Premises and equipment, net	10,465,856	11,086,901
Land and facilities held for sale, net	-	95,680
Other real estate owned, held for sale	679,733	735,000
Accrued interest and other assets	6,574,686	5,431,302

Total assets	$477,225,143	$456,910,061

Liabilities and Stockholders' Equity
Liabilities
Deposits:
Demand (non-interest bearing)	$71,415,340	$71,785,184
NOW	40,739,655	49,206,656
Savings and money market	133,865,335	147,298,849
Time deposits	145,927,984	122,981,856
Brokered certificates of deposit	30,137,273	7,990,365

Total deposits	422,085,587	399,262,910
Other borrowings	1,785,094	8,066,836
Accrued interest, taxes, and other liabilities	3,908,137	3,864,267

Total liabilities	427,778,818	411,194,013
Stockholders' Equity
Common stock, no par value	6,225,947	6,009,181
Retained earnings	43,389,917	39,430,621
Deferred directors' compensation	575,045	455,481
Unearned long term incentive plan	(137,407)	(151,048)
Accumulated other comprehensive loss, net	(607,177)	(28,187)

Total stockholders' equity	49,446,325	45,716,048

Total liabilities and stockholders' equity	$477,225,143	$456,910,061

FNBH BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Income
December 31, 2005, 2004 and 2003

	2005	2004	2003

Interest and dividend income:
Interest and fees on loans	$26,247,716	$22,137,252	$22,666,583
Interest and dividends on investment securities:
U.S. Treasury and agency securities	1,711,402	1,667,506	975,069
Obligations of states and political subdivisions	729,222	747,483	770,269
Corporate bonds	59,959	125,381	188,463
Other securities	50,004	51,278	41,759
Interest on short term investments	315,528	166,978	104,818
Interest on certificates of deposit	201,076	95,832	109,201

Total interest and dividend income	29,314,907	24,991,710	24,856,162

Interest expense:
Interest on deposits	6,772,924	5,217,598	5,757,465
Interest on other borrowings	281,073	388,268	409,389

Total interest expense	7,053,997	5,605,866	6,166,854

Net interest income	22,260,910	19,385,844	18,689,308

Provision for loan losses	3,037,000	1,190,000	1,270,000

Net interest income after provision for loan losses	19,223,910	18,195,844	17,419,308

Noninterest income:
Service charges and other fee income	3,464,122	3,318,666	3,136,077
Trust income	284,394	246,950	287,344
Gain on sale of loans	62,512	68,881	373,516
Gain on sale/call of investments	-	-	3,823
Other	8,612	475,560	73,376

Total noninterest income	3,819,640	4,110,057	3,874,136

Noninterest expense:
Salaries and employee benefits	7,230,103	7,236,801	7,048,376
Net occupancy expense	1,208,830	1,115,030	957,710
Equipment expense	831,299	864,604	1,008,275
Professional and service fees	1,680,037	1,622,399	1,223,346
Printing and supplies	318,091	302,032	291,103
Advertising	238,323	221,618	304,589
Other	2,145,960	1,924,166	2,014,711

Total noninterest expense	13,652,643	13,286,650	12,848,110

Income before federal income taxes	9,390,907	9,019,251	8,445,334

Federal income taxes	2,883,921	2,728,156	2,554,437

Net income	$6,506,986	$6,291,095	$5,890,897

Per share statistics:
Basic EPS	$2.03	$1.98	$1.86
Diluted EPS	$2.03	$1.97	$1.86
Dividends	$0.80	$0.72	$0.68
Basic average shares outstanding	3,200,146	3,185,025	3,162,836
Diluted average shares outstanding	3,200,518	3,186,142	3,162,836